Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 11, 2011 relating to the consolidated financial statements and financial statement schedules of Allstate Life Insurance Company and subsidiaries (which reports express an unqualified opinion and include an explanatory paragraph relating to a change in method of recognition and presentation for other-than-temporary impairments of debt securities in 2009), appearing in the Annual Report on Form 10-K of Allstate Life Insurance Company for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which are incorporated by reference in this Registration Statement.

/s/DELOITTE & TOUCHE LLP

Chicago, Illinois
October 24, 2011